NEWS FOR IMMEDIATE RELEASE
Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Dan Forgie
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces Second Quarter Results
Emeryville, Calif. — August 8, 2006 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its second quarter ended June 30, 2006. For the quarter, net revenues were $26.9 million, a 4.5% increase from the $25.8 million reported in the second quarter of 2005. The Company’s net loss for the period was $0.2 million, or $0.01 per share compared to net loss of $0.9 million or $0.05 per share in the year ago period. On a pro forma basis, net income per diluted share was $0.07 versus net income of $0.13 per diluted share in the year ago period.
Gary Beasley, President and CFO of ZipRealty, commented, “We are pleased with our second quarter results, which were better than expected from both a top and bottom line perspective. The results were aided by solid performance in new markets, as well as higher than anticipated average transaction revenues and closing yields.”
Beasley continued, “Despite the fact that we experienced an overall increase in year-over-year transaction volumes, transaction growth in those markets opened before 2005 experienced a slight decline due to persisting challenges in the real estate market. Irrespective of these conditions, we are continuing with expansion plans and investment. Specifically, our new market strategy is on track and we’re optimistic that new cities, launching later in the year, will follow recent successes of Las Vegas, Houston and Miami. In terms of investment, we’re embarking on several initiatives designed to improve web functionality, agent productivity, and the overall customer and agent experience. Ultimately, we believe our progress on all these fronts will further improve our brand, foster long-term customer loyalty, and help us accelerate our national success.”
ZipRealty announced the following operating metrics for the second quarter of fiscal 2006:
•	At June 30, 2006, 1,669 ZipAgents were employed, up from 1,481 at the end of the first quarter of fiscal 2006 and 1,235 at the end of the second quarter of fiscal 2005.
•	Total value of real estate transactions closed increased approximately 2% to $1.26 billion from $1.24 billion in the second quarter of 2005.

•	Number of transactions closed increased 5.2% to 3,552 from 3,375 during the same period last year.
•	Average net revenue per transaction increased 4.3% to $7,375 from $7,069 in the first quarter of 2006, due primarily to an increase in the average home price of the Company’s transactions.
Balance Sheet & Liquidity
As of June 30, 2006, the Company had approximately $86.4 million of cash, cash equivalents and short-term investments with no long-term debt.
Financial Guidance
Management believes that in addition to generally accepted accounting principles in the United States, or GAAP, measures, investors may also benefit from examining a non-GAAP measure that the Company refers to as “pro forma earnings,” which is defined as GAAP earnings, excluding the effect of stock-based compensation, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. Pro forma earnings, and their reconciliation to the nearest GAAP measure, are included in the attached financial tables.
Based upon current visibility into the third quarter, the Company expects revenues to range between $24 and $26 million. At this revenue level, reported net loss per share is expected to be between $0.00 and $0.05 with a corresponding pro forma earnings per share range of approximately breakeven.
For the full year ended December 31, 2006, management now expects revenues to range between $90 and $95 million. The Company also expects reported net loss per share for fiscal 2006 to be between $0.25 and $0.30 with a corresponding pro forma loss per share range of $0.15 to $0.20.
During the fourth quarter of fiscal 2005, the Company reversed its valuation allowance on deferred tax assets. Subsequent to this reversal, and the Company’s adoption of FAS123(R) effective the first quarter of 2006, the Company currently estimates an effective 2006 income tax rate of approximately 20% will be recorded for book purposes. Despite the book tax rate, however, ZipRealty does not expect to pay material cash taxes until it exhausts its $45 million of federal and $29 million of state net operating loss carryforwards. The Company’s cash taxes are limited to certain AMT taxes that currently result in an effective cash tax rate of approximately 1% to 3%.
Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma earnings” that excludes certain items including stock-based compensation charges, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between quarters. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Conference Call Details
A conference call to discuss fiscal second quarter financial results and future guidance will be webcast live on Tuesday, August 8, 2006 at approximately 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing 800-289-0726. A replay of the conference call will be available through August 15, 2006 by dialing 888-203-1112, password 7503140.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 19 major metropolitan areas in 12 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding future expansion into new markets, the future success of new markets, investment initiatives, the future state of the residential real estate market, future brand building, customer loyalty and national success, statements under “Financial Guidance” concerning expected revenues and loss per share for the quarter ending September 30, 2006 and the full year ending December 31, 2006, and statements concerning future treatment of the Company’s tax valuation allowance and future tax rates and tax obligations. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the Company’s limited operating history and only recent profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, interest rates, the newness of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, seasonality, competition, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the Company’s ability to estimate the financial impact of expensing option grants, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.
Consolidated Statements of Operations (unaudited)
 (in thousands, except per share amounts and operating data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net transaction revenues	$26,195	$25,228	$44,843	$42,546
Referral and other revenues	714	529	1,283	1,029

Net revenues	26,909	25,757	46,126	43,575

Operating expenses
Cost of revenues	14,590	13,829	25,330	23,902
Product development	1,275	611	2,554	1,205
Marketing and business development	3,224	3,286	6,297	6,092
General and administrative	7,478	5,483	14,909	9,745
Litigation	—	4,164	—	4,164

Total operating expenses	26,567	27,373	49,090	45,108

Income (loss) from operations	342	(1,616)	(2,964)	(1,533)

Other income (expense):
Interest income	896	652	1,696	1,252
Other income (expense), net	—	(1)	—	(3)

Total other income (expense), net	896	651	1,696	1,249

Income (loss) before income taxes	1,238	(965)	(1,268)	(284)

Provision for (benefit from) income taxes	1,458	(19)	(260)	—

Net income (loss)	$(220)	$(946)	$(1,008)	$(284)

Net income (loss) per share:
Basic	$(0.01)	$(0.05)	$(0.05)	$(0.01)
Diluted	$(0.01)	$(0.05)	$(0.05)	$(0.01)

Weighted average common shares outstanding:
Basic	20,366	20,005	20,329	20,001
Diluted	20,366	20,005	20,329	20,001

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	1,481	983	1,366	914
Number of ZipAgents at end of period	1,669	1,235	1,669	1,235
Total value of real estate transactions closed during period (in billions)	$1.26	$1.24	$2.16	$2.07
Number of transactions closed during period (1)	3,552	3,375	6,190	5,718
Average net revenue per transaction during period (2)	$7,375	$7,475	$7,244	$7,441
(1) The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.
(2) Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma earnings (loss) and pro forma earnings (loss) per share
 Pro forma earnings (loss) and pro forma earnings (loss) per share have been computed to give effect to excluding stock-based compensation, non-cash income taxes and one-time items. Management believes that pro forma earnings (loss) for the three and six months ended June 30, 2006 and 2005 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income (loss) as reported	$(220)	$(946)	$(1,008)	$(284)
Stock-based compensation	613	36	1,169	71
Non-cash income taxes	1,289		(280)
One-time item; litigation settlement		4,164		4,164

Pro forma earnings (loss)	$1,682	$3,254	$(119)	$3,951

Pro forma earnings (loss) per share:
Basic	$0.08	$0.16	$(0.01)	$0.20
Diluted	$0.07	$0.13	$(0.01)	$0.15
Pro forma weighted average common shares outstanding:
Basic	20,366	20,005	20,329	20,001
Diluted	24,145	25,436	20,329	25,626

ZipRealty, Inc.
Consolidated Balance Sheets (unaudited)
 (in thousands)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$13,728	$6,868
Short-term investments	72,675	82,041
Accounts receivable, net of allowance	2,506	1,634
Prepaid expenses and other current assets	2,790	3,138
Current and deferred income taxes	761	500

Total current assets	92,460	94,181

Restricted cash	90	90
Property and equipment, net	4,074	2,538
Investment in non-consolidated companies	37	—
Deferred tax asset, net	17,053	17,053
Other assets	132	91

Total assets	$113,846	$113,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,329	$1,631
Accrued expenses	7,628	8,503

Total current liabilities	8,957	10,134
Other long-term liabilities	590	38

Total liabilities	9,547	10,172

Stockholders’ equity:
Common stock: 20,395 and 20,273 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	20	20
Additional paid-in capital	131,542	130,077
Common stock warrants	6,094	6,094
Deferred stock-based compensation	(172)	(257)
Accumulated other comprehensive loss	(514)	(490)
Accumulated deficit	(32,671)	(31,663)

Total stockholders’ equity	104,299	103,781

Total liabilities and stockholders’ equity	$113,846	$113,953